EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Galecto, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	65,849(2)	$4.05(3)	$266,688.45	0.0001531	$40.83
Total Offering Amounts					$266,688.45		$40.83
Total Fee Offsets							$-
Net Fee Due							$40.83

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.00001 per share (“Common Stock”), of Galecto, Inc. (the Registrant”) which become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Represents an automatic increase to the number of shares of Common Stock available for issuance under the 2020 Plan, effective as of January 1, 2025, pursuant to the provisions of the 2020 Plan.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, and based on $4.05 per share, which is the average of the high and low sales prices of the Registrant’s Common Stock, as reported on the Nasdaq Capital Market on March 13, 2025, which is a date within five business days prior to the filing of this Registration Statement.